Exhibit 10.1

AMENDMENT TO INDEMNIFICATION AGREEMENT

THIS AMENDMENT TO THE INDEMNIFICATION AGREEMENT (this “Amendment”) is entered into as of November 6, 2013 between Tower Group International, Ltd., formerly known as Canopius Holdings Bermuda Limited, a company incorporated under the laws of Bermuda with its registered office located at Bermuda Commercial Bank Building, 19 Par-la-Ville Road, Hamilton HM 11, Bermuda (the “Company”); and [insert name] of [insert address] (the “Indemnitee”).

WHEREAS the Indemnitee is a director of the Company,

WHEREAS, the Indemnitee and the Company are parties to that certain Indemnification Agreement, dated as of March 13, 2013 (the “Indemnification Agreement”),

WHEREAS highly skilled and competent persons are willing to serve public companies as directors or officers only if they are provided with adequate protection through insurance and indemnification against inordinate risks of claims and actions against them arising out of their service to and activities on behalf of such companies,

WHEREAS, the Indemnitee and the Company desire to make certain amendments to the Indemnification Agreement,

IT IS HEREBY AGREED as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Unless otherwise defined herein, all capitalized terms used in this Amendment have the meanings given to them in the Indemnification Agreement.

ARTICLE II

AMENDMENTS TO THE INDEMNIFICATION AGREEMENT

Section 2.01. Clause 1.1 of the Indemnification Agreement is hereby amended by inserting the following in the appropriate alphabetical order:

“ “Change in Control” means (i) any sale, merger, amalgamation, consolidation or other form of business combination involving the Company if, following consummation thereof, the holders of the Company’s shares immediately prior to such consummation hold in the aggregate less than 50% of the combined voting power of the acquiring or surviving entity; (ii) any sale of all or substantially all of the assets of the Company and its subsidiaries; (iii) any other transaction that results in the effective sale or other disposition of the principal business and operations of the Company by its current owners; or (iv) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board (including for this purpose any new director whose election or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute a majority of the Board.

“Executive Director” means any director of the Company who is employed full-time or substantially full-time by the Company or any of its subsidiaries.”

Section 2.02. Clause 3 of the Indemnification Agreement is hereby amended as follows:

(a) The following is hereby inserted as a new clause 3.5 to the Indemnification Agreement:

“In respect of any Proceeding in which the Company is jointly liable with the Indemnitee (or would be if joined in the Proceeding), the Company shall pay to the fullest extent permissible under applicable law, in the first instance, the entire amount of any judgment or settlement of the Proceeding without requiring the Indemnitee to contribute to such payment and the Company hereby waives and relinquishes any right of contribution it may have against the Indemnitee. The Company shall not enter into any settlement of any Proceeding in which the Company is jointly liable with the Indemnitee (or would be if joined in the Proceeding) unless such settlement provides for a full and final release of all claims asserted against Indemnitee.”

(b) The following is hereby inserted as a new clause 3.6 to the Indemnification Agreement:

“Without diminishing or impairing the obligations of the Company set forth in clause 3.5, if, for any reason, the Indemnitee shall elect or be required to pay all or any portion of any judgment or settlement in any Proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in the Proceeding), the Company shall contribute to the amount of expenses (including attorneys’ fees and disbursements), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by the Indemnitee in connection with such Proceeding (including, but not limited to, the investigation, defense, settlement or appeal thereof) and paid or payable by the Indemnitee in proportion to the relative personal profits, advantages or benefits received by the Company and all officers, directors or employees of the Company, other than the Indemnitee, who are jointly liable with the Indemnitee (or would be if joined in the Proceeding), on the one hand, and the Indemnitee, on the other hand, from the transaction from which the Proceeding arose; provided, however, that the proportion determined on the basis of relative benefit may, to the extent necessary to conform to law, be further adjusted by reference to the relative fault of the Company and all officers, directors or employees of the Company other than the Indemnitee who are jointly liable with the Indemnitee (or would be if joined in the Proceeding), on the one hand, and the Indemnitee, on the other hand, in connection with the event(s) and/or transaction(s) that resulted in such expenses (including attorneys’ fees and disbursements), judgments, penalties, fines and amounts paid in settlement, as well as any other equitable considerations which the law may require to be considered. The relative fault of the Company and all officers, directors or employees of the Company, other than the Indemnitee, who are jointly liable with Indemnitee (or would be if joined in the Proceeding), on the one hand, and the Indemnitee, on the other hand, shall be determined by reference to, among other things, the degree to which their actions were motivated by intent to gain personal profit or advantage, the degree to which their liability is primary or secondary and the degree to which their conduct is active or passive.”

(c) The following is hereby inserted as a new clause 3.7 to the Indemnification Agreement:

“Subject to clause 10, the Company hereby agrees to fully indemnify and hold the Indemnitee harmless from any claims of contribution which may be brought by officers, directors or employees of the Company, other than the Indemnitee, who may be jointly liable with the Indemnitee.”

(d) The following is hereby inserted as a new clause 3.8 to the Indemnification Agreement:

“To the fullest extent permissible under applicable law, if the indemnification provided for in this Agreement is due in accordance with its terms but is held by a court of competent jurisdiction to be unenforceable or unavailable to the Indemnitee for any reason whatsoever, the Company, in lieu of indemnifying the Indemnitee, shall contribute to the amount incurred by the Indemnitee, whether for expenses (including attorneys’ fees and disbursements), judgments, penalties, fines or amounts paid in settlement actually and reasonably incurred by the Indemnitee in connection with any such Proceeding relating to the event(s) and/or transaction(s) indemnifiable under this Agreement according to its terms (including, but not limited to, the investigation, defense, settlement or appeal thereof), in such proportion as is deemed fair and reasonable in light of all of the circumstances of such Proceeding in order to reflect (i) the relative benefits received by the Company and the Indemnitee as a result of the event(s) and/or transaction(s) giving cause to such Proceeding; and/or (ii) the relative fault of the Company (and its directors, officers, employees and agents) and the Indemnitee in connection with such event(s) and/or transaction(s).”

Section 2.03. Clause 4 of the Indemnification Agreement is hereby amended and restated in its entirety to read as follows:

“Subject to clause 10, to the extent that the Indemnitee, by reason of the Indemnitee’s Corporate Status, testifies or is deposed in any Proceeding (including during discovery and before any court or other tribunal or body, whether or not the Indemnitee is a witness or a defendant in such Proceeding), the Indemnitee shall be indemnified by the Company against all expenses actually and reasonably incurred by the Indemnitee or on the Indemnitee’s behalf in connection therewith and in addition the Indemnitee shall be paid by the Company, as compensation for the related expenditure of time by the Indemnitee, US $500 per hour for all time spent testifying or being deposed in any such Proceeding (including during discovery and before any court or other tribunal or body, whether or not the Indemnitee is a witness or a defendant in such Proceeding) or preparing in the presence of counsel for such testimony, provided that the Indemnitee shall not be entitled to any such compensation pursuant to this clause 4 for expenditure of time by the Indemnitee for any such time spent while the Indemnitee is an Executive Director or an employee of the Company or any of its subsidiaries.”

Section 2.04. Clause 5 of the Indemnification Agreement is hereby amended as follows:

(a) Clause 5.2 of the Indemnification Agreement is hereby amended and restated in its entirety to read as follows:

“Upon written request by the Indemnitee for indemnification pursuant to clause 5.1, a determination, if required by applicable law, with respect to the Indemnitee’s entitlement thereto shall be made in the specific case: (i) if a Change in Control shall have occurred, by Independent Counsel in a written opinion to the Board, a copy of which shall be delivered to the Indemnitee (unless the Indemnitee shall request that such determination be made by the Board, in which case such determination shall be made (A) by the Board by a majority vote of the Disinterested Directors, even though less than a quorum, or (B) if there are no Disinterested Directors, by Independent Counsel in a written opinion to the Board, a copy of which shall be delivered to the Indemnitee); or (ii) if a Change in Control shall not have occurred, (A) by the Board by a majority vote of the Disinterested Directors, even though less than a quorum, or (B) if there are no Disinterested Directors, by Independent Counsel in a written opinion to the Board, a copy of which shall be delivered to the Indemnitee; and if it is so determined that the Indemnitee is entitled to indemnification, payment to the Indemnitee shall be made in full within ten days after such determination. The Indemnitee shall cooperate with the person, persons or entity making such determination with respect to the Indemnitee’s entitlement to indemnification, including providing to such person, persons or entity upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to the Indemnitee and reasonably necessary to such determination. Any expenses (including reasonable attorneys’ fees and disbursements) incurred by the Indemnitee in so cooperating with the person, persons or entity making such determination or otherwise in connection with the Indemnitee’s request for indemnification shall be borne by the Company (irrespective of the determination as to the Indemnitee’s entitlement to indemnification) and the Company hereby indemnifies and agrees to hold the Indemnitee harmless therefrom. If the person or persons making such determination shall determine that the Indemnitee is entitled to indemnification as to part (but not all) of the application for indemnification, such persons may reasonably prorate such partial indemnification among such claims, issues or matters in respect of which indemnification is requested.”

(b) Clause 5.3 of the Indemnification Agreement is hereby amended and restated in its entirety to read as follows:

“In the event the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to clause 5.2, Independent Counsel shall be selected as provided in this clause 5.3. The Independent Counsel shall be selected by the Indemnitee (unless the Indemnitee shall request that such selection be made by the Board, in which event the Board shall so select), and the Indemnitee shall give written notice to the Company advising it of the identity of the Independent Counsel so selected. In either event, the Indemnitee or the Company, as the case may be, within seven days after such written notice of selection shall have been given, may deliver to the Company or the Indemnitee, as the case may be, a written objection to such selection. If such objection to Independent Counsel selected by the Indemnitee is made by the Company (or if such objection to Independent Counsel selected by the Board at the request of the Indemnitee is made by the Indemnitee), the Indemnitee may select, and give the Company written notice of selection of, another Independent Counsel, in which event the Company may, within seven days after such written notice of selection shall have been given, deliver to the Indemnitee a written objection to such selection. Any objection hereunder to Independent Counsel may be asserted only on the grounds that the Independent Counsel so selected does not meet the requirements of “Independent Counsel” as defined in clause 1.1, and the objection shall set forth with particularity the factual basis of such assertion. If any such written objections are made under this clause 5.3, the Independent Counsel so selected may not serve as Independent Counsel unless and until a court has determined that such objection is without merit. The Company acknowledges and agrees that as of November 6, 2013 the law firms set forth on Annex A to this Agreement meet the requirements of “Independent Counsel” as defined in clause 1.1 with respect to the Company and that it will give prompt written notice to the Indemnitee if any such firm ceases to meet such requirements. If, within 20 days after submission by the Indemnitee of a written request for indemnification pursuant to clause 5.1, in a case in which Independent Counsel is required to act pursuant to clause 5.2, no Independent Counsel shall have been selected and not objected to, the Indemnitee may request the President of the Bermuda Bar Association to appoint Independent Counsel. To the fullest extent permitted by applicable law, the Company shall pay all fees and expenses (including reasonable attorneys’ fees and disbursements) incurred by the Indemnitee and incident to the procedures of this clause 5.3, regardless of the manner in which such Independent Counsel was selected or appointed. Upon the due commencement of any judicial proceeding pursuant to clause 7.1 or clause 7.2, Independent Counsel shall be discharged and relieved of any further responsibility in such capacity (subject to the applicable standards of professional conduct then prevailing).”

(c) Clause 5.4 of the Indemnification Agreement is hereby amended and restated in its entirety to read as follows:

“Subject to clause 10, if the determination of whether the Indemnitee is entitled to indemnification is to be made (i) by the Board pursuant to clause 5.2 and no determination shall have been made within 45 days after receipt by the Company of the request therefor, or (ii) by Independent Counsel pursuant to clause 5.2 and no determination shall have been made by Independent Counsel within 45 days after the appointment of Independent Counsel pursuant to clause 5.3, then in either such case, if the Indemnitee shall have complied with the Indemnitee’s obligations under clause 5.2, the requisite determination of entitlement to indemnification shall be deemed to have been made in favor of the Indemnitee and the Indemnitee shall be entitled to such indemnification.”

(d) The following is hereby inserted as a new clause 5.5 to the Indemnification Agreement:

“The termination of any Proceeding or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not (except as otherwise expressly provided in this Agreement) in and of itself adversely affect the right of the Indemnitee to indemnification or create a presumption that the Indemnitee did not act in good faith and in a manner which the Indemnitee reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal Proceeding, that the Indemnitee had reasonable cause to believe that the Indemnitee’s conduct was unlawful.”

Section 2.05. The third sentence of clause 6 of the Indemnification Agreement is hereby amended and restated in its entirety as follows:

“Such statement or statements shall reasonably evidence the expenses incurred by the Indemnitee in connection therewith and shall include or be accompanied by an undertaking by or on behalf of the Indemnitee to repay the amounts advanced with respect to such expenses to the extent it is ultimately determined that the Indemnitee is not entitled to be indemnified against such expenses.”

Section 2.06. Clause 7.1 is hereby amended and restated in its entirety to read as follows:

“In the event that: (a) a determination is made that the Indemnitee is not entitled to indemnification hereunder; (b) payment has not been timely made following a determination of entitlement to indemnification pursuant to clause 5; (c) expenses are not advanced pursuant to clause 6; or (d) the Board unreasonably conditions, delays or withholds approval of a proposed settlement pursuant to clause 13.2, the Indemnitee shall be entitled to apply to the Court or any other court of competent jurisdiction for a determination of the Indemnitee’s entitlement to such indemnification or advance or as to the reasonableness of the Board’s failure to approve the proposed settlement, as applicable.”

Section 2.07. The proviso in clause 8 of the Indemnification Agreement is hereby amended and restated in its entirety to read as follows:

“(a) this Agreement supersedes any other agreement that has been entered into by the Company with the Indemnitee which has as its principal purpose the indemnification of the Indemnitee and (b) the Company shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder if and to the extent the Indemnitee has otherwise actually received such payment under any insurance policy, indemnity clause, bye-law or agreement.”

Section 2.08. Clause 10.1 of the Indemnification Agreement is hereby amended and restated in its entirety to read as follows:

“[Reserved.]”

Section 2.09. Clause 13.1 of the Indemnification Agreement is hereby amended and restated in its entirety to read as follows:

“The Indemnitee agrees to notify the Company in writing reasonably promptly upon being served with any summons, citation, subpoena, complaint, indictment, information or other document relating to any Proceeding which may be subject to indemnification hereunder, provided, however, that the failure to so notify the Company will not relieve the Company from any liability it may have to the Indemnitee except to the extent that such failure materially prejudices the Company. With respect to any such Proceeding as to which the Indemnitee notifies the Company of the commencement thereof, the Company will be entitled to participate therein at its own expense.”

Section 2.10. Clause 13.2 of the Indemnification Agreement is hereby amended and restated in its entirety to read as follows:

“The Company acknowledges that a settlement or other disposition short of final judgment may be successful if it permits a party to avoid expense, delay, distraction, disruption and uncertainty. In the event that any Proceeding to which the Indemnitee is a party is resolved in any manner other than by adverse judgment against the Indemnitee (including, without limitation, settlement of the Proceeding with or without payment of money or other consideration) it shall be presumed that the Indemnitee has been successful on the merits or otherwise in the Proceeding and anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion by clear and convincing evidence. The Indemnitee shall not settle any claim for which he is indemnified by the Company hereunder without the prior written consent of the Company (which shall not be unreasonably conditioned, delayed or withheld) and the Company shall not settle any claim for which it is indemnifying the Indemnitee hereunder without the prior written consent of the Indemnitee (which shall not be unreasonably conditioned, delayed or withheld if such settlement provides for a full and final release of all claims asserted against the Indemnitee). For purposes of this clause 13.2, approval of a proposed settlement shall be deemed given by the Company if the Board shall not within 20 days after notice to the Company of the terms of the proposed settlement have notified the Indemnitee in writing of its disapproval thereof and (in reasonable detail) the reasons for the disapproval.”

ARTICLE III

MISCELLANEOUS

Section 3.01. On and after the date of this Amendment, each reference in the Indemnification Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import referring to the Indemnification Agreement, and each reference in any deed or document emanating from the Indemnification Agreement to the “Indemnification Agreement,” “thereunder,” “thereof” or words of like import referring to the Indemnification Agreement, shall mean and be a reference to the Indemnification Agreement as amended by this Amendment, provided that the phrase “date hereof” or “date of this Agreement” or words of like import in the Indemnification Agreement shall be deemed to refer to March 13, 2013 for all purposes of the Indemnification Agreement.

Section 3.02. Except as specifically amended by the terms of this Amendment, the terms and conditions of the Indemnification Agreement are and shall remain in full force and effect for all purposes.

Section 3.03. If any of the clauses, conditions, covenants or restrictions of this Amendment or any deed or document emanating from it shall be found to be void but would be valid if some part thereof were deleted or modified, then such clause, condition, covenant or restriction shall apply with such deletion or modification as may be necessary to make it valid and effective so as to give effect as nearly as possible to the intent manifested by such clause, condition, covenant or restriction.

Section 3.04. This Amendment shall be binding upon the Company and its successors and assigns (including any transferee of all or substantially all of its assets and any successor or resulting company by merger, amalgamation or operation of law) and shall inure to the benefit of the Indemnitee and the Indemnitee’s spouse, assigns, heirs, estate, devises, executors, administrators or other legal representatives.

Section 3.05. This Amendment may be executed in any number of counterparts, each of which when executed shall be deemed an original but all such counterparts shall constitute one and the same instrument. Delivery of a counterpart signature page by facsimile transmission or by e-mail transmission of an Adobe Portable Format file (or similar electronic record) shall be effective as delivery of an executed counterpart signature page.

Section 3.06. The terms and conditions of this Amendment and the rights of the parties hereunder shall be governed by and construed in all respects in accordance with the laws of the Islands of Bermuda.

AGREED by the Parties through their authorised signatories on the date first written above:

For, and on behalf of Tower Group
International, Ltd.	For, and on behalf of [Name]

Signature	Signature

Print Name	Print Name

Annex A

Appleby

Cox Hallett Wilkinson

MJM Limited

Wakefield Quin

Attride-Stirling & Woloniecki

Marshall Diel & Myers

Trott & Duncan Limited

Sedgwick Chudleigh